Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

Exhibit 99.(d)(1)(A)(iii)

May 1, 2014

Voya Investors Trust	Voya Partners, Inc.
7337 E. Doubletree Ranch Rd.	7337 E. Doubletree Ranch Rd.
Suite 100	Suite 100
Scottsdale, AZ 85258	Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Portfolio Management Agreement dated October 24, 1997 and amended and restated January 21 2011, as amended, among Voya Investors Trust, Directed Services LLC, and T. Rowe Price Associates, Inc. (“T. Rowe Price”) on behalf of Voya T. Rowe Price Equity Income Portfolio (“TRP Equity Income Portfolio”), a series of Voya Investors Trust, and pursuant to the Investment Subadvisory Agreement dated December 14, 2000, as amended, between Directed Services LLC and T. Rowe Price Associates, Inc., on behalf of Voya T. Rowe Price Growth Equity Portfolio, a series of Voya Partners, Inc. (“TRP Growth Equity Portfolio,” and together with TRP Equity Income Portfolio, the “Portfolios”), the sub-advisory fee rates for the Portfolios were reduced on June 1, 2010, and the sub-advisory fee rate for TRP Equity Income Portfolio was further reduced on May 1, 2011.  On May 7, 2013, T. Rowe Price executed a new Portfolio Management Agreement with respect to TRP Equity Income Portfolio and a new Investment Subadvisory Agreement with respect to TRP Growth Equity Portfolio.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolios with a corresponding reduction (the “Reduction”) for the period from May 1, 2014 through May 1, 2015.  The Reduction shall be calculated as follows:

Reduction = 50% x (total aggregated savings in excess of $500,000 as a result of the sub-advisory fee schedule effective June 1, 2010 with respect to TRP Equity Income Portfolio and TRP Growth Equity Portfolio and effective May 1, 2011 with respect to TRP Equity Income Portfolio pro rata based on each Portfolio’s contribution to the amount saved)

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Boards of Trustees/Directors of the Registrants.

This letter agreement replaces the previous letter agreement for the Portfolios dated May 7, 2013.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

May 7, 2013

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic

Vice President

Directed Services LLC

Agreed and Accepted:

Voya Investors Trust

(on behalf of Voya T. Rowe Price Equity Income Portfolio)

By: /s/ Michael J. Roland

Michael J. Roland

Executive Vice President

Agreed and Accepted:

Voya Partners, Inc.

(on behalf of Voya T. Rowe Price Growth Equity Portfolio)

By: /s/ Michael J. Roland

Michael J. Roland

Executive Vice President